EXHIBIT 99.1

Enterprise and GulfTerra Unitholders Approve Merger

        Houston, Texas (July 29, 2004) – Enterprise Products Partners L.P. (NYSE:EPD) and GulfTerra Energy Partners, L.P. (NYSE:GTM) announced that their unitholders have approved the proposed merger of the two publicly traded partnerships in unitholder meetings held by the companies today in Houston. At the Enterprise unitholder meeting, 99.7 percent of the total Enterprise common units that voted were in favor of the merger, which represents 83 percent of their total outstanding common units. At the GulfTerra unitholder meeting, 98 percent of the total GulfTerra common units that voted were in favor of the merger, which represents 63 percent of their total outstanding common units.

        The companies are awaiting clearance by the Federal Trade Commission and the satisfaction of other customary conditions to closing to complete the merger, which the companies expect to close in the third quarter.

        Under the terms of the merger, which was announced in December 2003, GulfTerra common unitholders will receive 1.81 Enterprise common units in exchange for each GulfTerra common unit they own at the effective time of the merger. In addition, Enterprise has committed to increase the quarterly cash distribution by at least 6% to $0.395 per unit ($1.58 per unit on an annual basis) beginning with the first regular quarterly distribution following completion of the merger.

        “We are delighted with the overwhelming support for this combination by the limited partners of both Enterprise and GulfTerra,” said O.S. “Dub” Andras, president and chief executive officer of Enterprise. “We are excited about the potential business opportunities and synergies of the combined partnership that should produce greater returns for our unitholders.”

        “We are very pleased with the outcome of this vote and wish to thank our unitholders for the confidence they have expressed in our plans to merge with Enterprise,” said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. “The combined partnership will rank among the largest midstream companies with the resources necessary to create greater value for our unitholders.”

        Enterprise unitholders also approved the conversion of the company’s Class B special units into common units on a one-for-one basis. The 4,413,549 Class B special units were issued to an affiliate of Dan L. Duncan, Enterprise’s co-founder and the chairman of its general partner, for $100 million in a private transaction on December 17, 2003.

        Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $7.0 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and NGLs. Enterprise’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

SAFE HARBOR STATEMENT — Enterprise Products Partners L.P.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to them. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the contemplated transaction and the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.

        Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither it nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to complete the proposed merger;

•	the failure to successfully integrate the respective business operations upon completion of the merger or its failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SAFE HARBOR STATEMENT – GulfTerra Energy Partners, L.P.

        This release includes forward-looking statements and projections. GulfTerra has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners L.P., status of GulfTerra’s greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While GulfTerra makes these statements and projections in good faith, neither GulfTerra nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to GulfTerra’s (and its affiliates’) Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contacts:
Enterprise Products Partners L.P.	GulfTerra Energy Partners, L.P.
Investor Relations	Investor Relations and MLP Finance
Randy Burkhalter (713) 880-6812	Drew Cozby (832) 676-5315
www.epplp.com	www.gulfterra.com

###